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                                                                EXHIBIT 99(a)(8)

                                 PRESS RELEASE


PARIS, Oct. 26 /PRNewswire/ -- Compagnie Generale de Geophysique (Paris RM:
12016) (NYSE: GGY - NEWS) today announced the signature of a definitive agreement concerning the acquisition of all GeoScience Corporation shares (Nasdaq: GSCI - NEWS), 80% of which are owned by Tech-Sym Corporation (NYSE:
TSY - NEWS). Tech-Sym signed a definitive agreement with a commitment to tender all such shares into the tender offer related to the merger of GeoScience and Sercel (100% owned by CGG). According to the terms of the agreement, CGG will offer 6.71 US$ for each GeoScience share, for a total transaction value of 67 MUS$.

GeoScience Corporation, based in Houston, Singapore and the United Kingdom, employs 360 people, and is, through its subsidiary Syntron, a leader in the area of marine seismic data acquisition equipment (in both surface and seabed environments).

Based in Nantes (France), and present in the United States through its subsidiary Sercel Inc (Houston), Sercel is one of the leading manufacturers of land seismic data acquisition equipment.

Sercel and GeoScience-Syntron, owing to the complementary nature of their products, will be one of the world's largest producers of seismic measurement equipment, with a complete range of state-of-the-art products.

The company resulting from this merger will be headed by Thierry Le Roux, presently President of Sercel.

The acquisition of GeoScience shares by the CGG Group will be funded by The Beacon Group Energy Investment Fund II, L.P, a 945 MUS$ private investment fund based in New York which will subscribe to a private capital increase of CGG which will occur after the public offering due to take place in November, as announced by CGG on September 9, 1999.

The Beacon Group Energy Investment Fund II, L.P. is an affiliate of The Beacon Group LLC, a private investment and advisory partnership founded in 1993. With over 2 billion US dollars under management, The Beacon Group LLC, is a leader in private equity and strategic advisory services.

These transactions overall remain subject to the usual closing conditions, including approval by the shareholders. Final closing of the operation is scheduled for December 1999.

Simultaneously, Compagnie Generale de Geophysique today announced the signature of an agreement in principle concerning the sale of its Airborne Geophysics activities (Geoterrex, Dighem, Geomag) to Fugro (NL) for an amount valued at 28 million Canadian dollars.

Geoterrex, Dighem and Geomag, located in Paris, Ottawa, Toronto, Sydney and Rio, with a workforce of 150 employees, operate a total of 8 aircraft dedicated to airborne geophysical acquisition, based on electromagnetic or magnetic measurements, with particular focus on the mining industry.

President Brunck declared: "Our agreements with Tech-Sym on the one hand and Fugro on the other, represent a further step in the redeployment and restructuring process in which we have engaged CGG. The first creates a world leader in the domain of geophysical equipment manufacturing, essential to our development, the second allows us to focus even more on our core activities by divesting at fair value a business line, which, although undoubtedly promising, had become less strategic for the Group. We are indeed reinforced

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by these two transactions. I am glad to welcome the Beacon group as a new CGG shareholder, enabling us to conclude a major strategic acquisition while strengthening our equity. We remain strongly focused on our coming rights offering, which represents a key element in our restructuring process, and which will positively conclude an otherwise difficult year 1999 for the entire industry."

Revenues of the Compagnie Generale de Geophysique for the third quarter of 1999 amounted to FrF 819 million versus FrF 742 million for the second quarter and 883 MF for the first quarter.

The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties as disclosed by the Company from time to time in its filings with the Securities and Exchange Commission. Actual results may vary materially.

The information contained herein does not constitute an offer of securities for sale in the United States. Securities may not be offered or sold in the United States unless they are registered under applicable law or exempt from registration. Any public offering of securities to be made in the United States will be made by means of a prospectus and will contain detailed information about Compagnie Generale de Geophysique and its management, as well as financial statements. Compagnie Generale de Geophysique intends to register for sale in the United States a portion of the offering of the securities mentioned herein.

    Contact:  Christophe PETTENATI-AUZIERE  +33-1-64-47-36-75
              Email:     invrel@cgg.com
              Web site:  www.cgg.com




Data provided by EDGAR Online, Inc. (http://www.FreeEDGAR.com) GEOSCIENCE CORP ? 8-K ? Current Report Date Filed: 10/28/1999 Data provided by EDGAR Online, Inc. (http://www.FreeEDGAR.com)
Copyright 1999 EDGAR Online, Inc. (ver 1.01/2.003)      Page 68